EXHIBIT 10.44

Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 U.S.A Tel: +1.314.674.1000 www.solutia.com

February 14, 2012

Mr. Paul J. Berra III
12513 Arbour Knoll Place
St. Louis, Missouri 63128

Re:  Amendment to the Letter Severance Agreement

Dear Paul:

You previously entered into an agreement with Solutia, Inc. (the “Company”) on February 25, 2009 (the “Agreement”) describing a modification to the severance benefits under the Executive Separation Pay Plan (the “Plan”) provided that your employment was terminated either involuntarily or as a result of a Change in Control as those terms are defined within the Plan.  The Company would like to amend the Agreement to clarify your severance benefits by deleting in its entirety the paragraph under the section titled “Termination as a result of a Change In Control” and replacing it with the following:

In the event of an involuntary termination within twelve months of a Change in Control, you will receive a lump sum payment (less required withholding) equal to 200% of your annual base salary on the date of termination, plus 200% of the average annual bonus paid to you for the 2010 and 2011 calendar years.

If the provisions of this amendment are acceptable to you, please sign one copy of this amendment in the space provided at the end of this letter and return the same to Jeffry N. Quinn.

ACCEPTED AND AGREED this __ day of February 2012

Solutia Inc.

Paul J. Berra III	Name:	Jeffry N. Quinn
	Title:	Chairman, President and Chief
Executive officer